NONQUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC INCENTIVE AWARD PLAN
This Agreement is made as of [DATE] (the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and [NAME] (the “Participant”).
The TechnipFMC plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The provisions of this Agreement are replaced, superseded and/or supplemented, as applicable, by the provisions of the Country Schedules applicable to the Participant as set forth in Schedule A.
The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a stock option to the Participant as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”).
The Committee, on behalf of the Company, grants to the Participant a nonqualified stock option (the “Option”) to purchase an aggregate of [NUMBER OF SHARES GRANTED] ordinary shares of the Company (the “Shares”) at a price equal to the closing price of the Shares on the New York Stock Exchange on the Grant Date, or $[  ] per share, upon the following terms and conditions:
1.Vesting of Option. Subject to its termination as provided in Section 3, below, and to the satisfaction of the requirements of Section 2 below, the Option is exercisable at any time or from time to time, in whole or in part, on or after the third anniversary of the Grant Date (the “Vesting Date”).
2.Death, Disability or Retirement. Notwithstanding Section 1 hereof, in the event of Participant’s death or Disability (as defined below) prior to the Vesting Date, the Option will fully vest and be immediately exercisable by the Participant or by the person or persons to whom the Participant’s rights under the Option pass by will or by the applicable laws of descent or distribution, in the event of the Participant’s death or Disability. In the event of Participant’s Retirement (as defined below) prior to the Vesting Date, the Participant will retain the right to exercise the Option in full on or after the Vesting Date.
3.Change in Control. Notwithstanding the foregoing, upon a Change in Control where the surviving corporation or any parent corporation thereof:
(a)assumes or continues the Award, the Option will continue to be subject to vesting as provided in Sections 1 and 2, exercisable on the Vesting Date; provided, however, in the event of Participant’s Termination of Service prior to the Vesting Date without Cause (as defined below) or for Good Reason (as defined below) within the twenty-four (24) month period following the consummation of a Change in Control (the “Protection Period”), the Option will fully vest and be immediately exercisable; or
(b)does not assume or continue the Award, the Option will vest and become exercisable upon the consummation of the Change in Control.
4.Employment. Subject to Section 5, below, it is a condition precedent to the right to exercise the Option that the Participant remain employed, appointed or in service for the Employer continuously during the period from the Grant Date to the earliest of (a) the Vesting Date, (b) the date of the Participant’s Retirement, (c) the date of the Participant’s death or (d) the date of the Participant’s Disability. Any portion of the Option that is not vested will be forfeited upon the Participant’s Termination of Service with the Employer before the Vesting Date for a reason other than the Participant’s death, Disability or Retirement.
5.Termination of Option. The Option and all rights thereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest of the date (a) that is ten years after the Grant Date, (b) that is three months after the date the Participant ceases to be employed, appointed or in service for an Employer for any reason other than death, Disability or Retirement, (c) that is five years from the date of the Participant’s Retirement or termination due to Disability, (d) that is one year from the date of the Participant’s death or (e) the Participant is terminated for Cause (as defined below) (such date being referred to as the “Option Expiration Date”).
6. Right to Exercise. The Option may be exercised at any time on or after the date on which it first becomes exercisable under Sections 1, 2, 3 and 4, above, to and including the Option Expiration Date by the Participant or by the person or persons to whom the Participant’s rights under the Option will pass by will or by the applicable laws of descent and distribution. In no event may the Option be exercised to any extent by anyone before it becomes exercisable pursuant to Sections 1, 2, 3 and 4, above, or after the Option Expiration Date.
7.Method of Exercise. The Participant (or other person entitled to do so) may exercise the Option with respect to all or any part of the Shares then subject to such exercise by giving the Company written notice of such exercise, specifying the Grant Date, the number of such shares as to which the Option is being exercised, and paying an amount equal to the sum of the option price of such shares and the amount of any taxes required to be withheld by the Company (the “Option Payment”) by any method provided below. The Option Payment may be satisfied by: (a) payment of cash or check, bank draft or postal or express money order payable to the order of the Company in lawful money of the United States; (b) surrender of Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) that have been held by the Participant for such period as is required so as to not result in adverse accounting treatment, or, that were purchased by the Participant on the open market, having a Fair Market Value at the date of such notice equal to the aggregate exercise price of the Option or exercised portion thereof; (c) through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale directly to Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale; (d) by a combination of cash, check, draft, money order and such Shares; or (e) such other methods as the Company may from time to time make available upon notice to the Participant. As soon as practicable after receipt of such notice and payment, the Company will, without transfer or issue tax or other incidental expense to the Participant or other person exercising the Option, issue to such Participant the Shares.
8.Adjustment. The Committee may make, according to applicable law, equitable substitutions or adjustments in the Option and/or Shares issuable upon exercise of the Option as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.
9. Rights Prior to Exercise. The Option will during the Participant’s lifetime be exercisable only by the Participant, and neither the Option nor any right thereunder will be assignable or transferable by the Participant by voluntary or involuntary act, operation of law, or otherwise, other than by testamentary bequest or devise or the laws of descent and distribution. Any effort to assign or transfer a right, except as provided for herein, will be ineffective and may result in the Company terminating the Option. Neither the Participant nor any other person entitled to exercise the Option will have any of the rights of a stockholder with respect to the shares subject to the Option, except to the extent that Shares will have been issued upon the exercise of the Option.
10.No Limitation on Rights of the Company. The granting of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
11. Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ, appoint or work with the Participant, or as affecting in any way the right of the Employer to terminate the employment, appointment or service of the Participant at any time.
12.Government Regulation. The Company’s obligation to deliver Shares upon exercise of the Option will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.Withholding. The Employer, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance.
14.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, 11740 Katy Freeway, Houston, Texas 77079, and any notice to the Participant (or other person entitled to exercise the Option) will be addressed to the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with prepaid postage) in a post office or branch post office regularly maintained by the United States Postal Service.
15. Administration. The Committee administers the Plan and delegates certain authority in accordance with the Equity Plan Committee Grant Policy adopted by the Committee. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and any Sub-Plans, if any, a copy of which has been made available to the Participant.
16.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
17.Sole Agreement. This Agreement is the entire agreement between the parties to it relating to the Option and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
18.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
(b)Paper Copies. Participant acknowledges that he or she may receive form the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.
19.Clawback. This Award (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of this Award, to the extent set forth in such claw-back policy.
20.Governing Law. The interpretation, performance and enforcement of this agreement will be governed by the laws of the State of Delaware.
21.Privacy. Participant acknowledges, agrees and consents, as a condition to receipt of this Award and in accordance with Section 11.8 of the Plan, to Employer’s collection, use and transfer, in electronic or other form, of personal data of the Participant as described in Section 11.8 of the Plan by and among the Company and its Subsidiaries for the exclusive purpose of implementing, performing or administering the Plan or any related benefit. Participant expressly gives his or her consent to the Employer and the Company to receive, possess, use, retain and transfer such personal data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Participant may elect to deposit any Shares.
22.Definitions. Unless otherwise provided on Schedule A, the Country Schedule:
(a)“Cause” means
(i)the Participant’s willful and continued failure to substantially perform the Participant’s employment duties in any material respect (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has failed to perform the Participant’s duties, and after the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(ii)the Participant’s willfully engaging in other conduct which is demonstrably and materially injurious to the Company or an affiliate; or
(iii)the Participant’s having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law.

(b)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(c)“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following during the Protection Period:
(i)the assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material adverse change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material adverse change in the Participant’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greatest of those in effect (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control, and (z) on the date immediately preceding the Change in Control;
(ii)the Company’s requiring the Participant to be based at a location which is at least one hundred (100) miles further from the Participant’s then current primary residence than is such residence from the office where the Participant is located at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control;
(iii)a material reduction by the Company in the Participant’s then current salary of record paid as annual salary (excluding amounts received under incentive or other bonus plans), as in effect on the Grant Date or as the same may be increased during the Protection Period;
(iv)a material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the greatest of the levels in place (x) on the Grant Date, (y) during the fiscal year immediately preceding the year of the Change in Control and (z) on the date immediately preceding the Change in Control; or
(v)any termination of Participant’s employment by the Company that is not effected pursuant to a written notice of termination which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.
The existence of Good Reason will not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. The Participant’s continued employment will not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason; however, “Good Reason” for Participant’s separation from employment will exist only if: the Participant provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events; the Company fails to cure the event within thirty (30) days following the Company’s receipt of Participant’s written notice; and the Participant separates from employment with the Company effective not later than twenty four (24) months after the original occurrence of the “Good Reason” event. For sake of clarity, the event giving rise to a Good Reason termination must occur during the Protection Period, but Participant’s actual termination of employment for Good Reason may occur after the end of the Protection Period, and such termination will be treated as if it occurred during the Protection Period for purposes of Section 3.

(d)“Retirement” means termination of the Participant’s employment on or after the date the Participant reaches the age of 62.

Executed as of the Grant Date.

TechnipFMC plc

By:

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

SCHEDULE A
TO TECHNIPFMC PLC INCENTIVE AWARD PLAN
STOCK OPTION AWARD AGREEMENT
COUNTRY SCHEDULE
This Schedule A includes (i) additional terms and conditions applicable to all Participants providing services to the Company outside the United States, and (ii) additional terms applicable to Participants providing services to the Company in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement, unless otherwise noted, and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Schedule A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
Participants are advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the country of residence may apply to Awards.

I.	GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
1.General Acknowledgements and Agreements: By acceptance of the Award, the Participant acknowledges and agrees that:
(a)No Guarantee of Continued Service. THE VESTING OF THE STOCK OPTIONS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF THE PARTICIPANT CONTINUES AS A DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) OF THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN A PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b)The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.
(c)The grant of the Option under the Plan is voluntary and occasional and does not give the Participant any contractual or other right to receive Options or benefits in lieu of Options in the future, even if a Participant has received Options repeatedly in the past.
(d)All determinations with respect to any future awards, including, but not limited to, the times when awards under the Plan shall be granted and the terms thereof, including the time or times when any Options may vest, will be at the sole discretion of the Administrator.
(e)Participation in the Plan is voluntary.

(f)The value of the Options is an extraordinary item of compensation that is outside of the scope of any directorship, consultancy or employment contract or relationship.
(g)The Options are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(h)The Options shall expire, terminate and be forfeited upon Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.
(i)The future value of the Shares that may be issued upon vesting and exercise of the Options is unknown and cannot be predicted with any certainty.
(j)No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the Options or any portion thereof.
(k)Neither the Company nor any Subsidiary has provided, nor will they provide, any Participant with specific tax, legal or financial advice with respect to the Options, the Shares issuable upon vesting and exercise of Options, this Agreement or the Plan. Neither the Company nor any Subsidiary is making, nor have they made, any recommendations relating to participation in the Plan, the receipt of the Options or the acquisition or sale of Shares upon vesting and exercise of Options.
(l)The Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting and exercise of the Options.
(m)It shall be the Participant’s responsibility to comply with any and all exchange control requirements applicable to the Options and the sale of Shares issued upon vesting and exercise of the Options and any resulting funds including, without limitation, reporting or repatriation requirements.
(n)The Participant shall be responsible for legal compliance requirements relating to the Options or the ownership and possible sale of any Shares issued upon vesting and exercise of the Options, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from local currency, the transfer of funds to or from the United States, and the opening and use of a U.S. brokerage account.
(o)If this Agreement, the Plan, any website or any other document related to the Options is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. By acceptance of the Options, the Participant confirms having read and understood the documents relating to the Plan and the Options, including, without limitation, this Agreement, which were provided in English, and waives any requirement for the Company to provide these documents in any other language.
(p)The Participant’s right to vest in and exercise the Options will terminate effective as of the date that is the earlier of (1) the effective date of the Termination of Services (whether or not in breach of local labor laws), or (2) the date he or she is no longer actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Options.

(q)To the extent the Participant is providing services in a country identified in Section II of this Schedule A, such Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.
2.Consent to Personal Data Processing and Transfer. The Company may hold, and by accepting the Options the Participant consents to their holding, personal information, including the Participant’s name, home address, telephone number, date of birth, social security number or other Employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (the “Data”).
The Company uses the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).
The Company may transfer, and by accepting the Options the Participant consents to any such transfer of, the Data to the Company’s Subsidiaries or to other entities to assist the Company in the Purpose. The Company may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence.
The Participant may, at any time, review the Data, require any necessary amendments to it or withdraw the consents given herein in writing by contacting the Company through the Participant’s local human resources representative. In order to withdraw consent, the Participant must do so by writing to the Company’s Stock Administration Department, [____________________________], or sending an email to [_______________]. If the Participant withdraws consent, the Company will not be able to administer this award. Accordingly, upon withdrawal of such consent, this Award will be cancelled when such withdrawal is received.
Participant agrees that the Company and third parties may process Data as described above and below, including transfer to and use in countries in which data protection laws may not be as protective as in jurisdiction of residence.

II.	COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
FRANCE
The provisions of this Country Schedule France provide additional definitions and conditions for the purpose of granting Options which are intended to qualify for specific French personal income tax and social security treatment in France applicable to stock-options under Articles L. 225-177 to L. 225-186-1 of the French Commercial Code (Code de Commerce), for qualifying Employees and corporate officers (mandataires sociaux) who are resident in France for French tax purposes (“French Qualifying Options”).
Notwithstanding any other provisions of the Plan, Options granted under this Country Schedule France to Participants resident in France are subject to the following additional conditions:
1.French Entity. The term “French Entity” has such meaning as is given to it under the definition of “Subsidiary” under Article L 225-180 of the French Commercial Code. A French Entity also means (a) a French permanent establishment of the Company, (b) a French permanent establishment of a non-French subsidiary of the Company and (c) the French permanent establishment of a non-French company of which the Company is a subsidiary.
2.Eligible Individual means any person who, on the Grant Date of the Options and to the extent required under French law, is employed by a French Entity under the terms of a written or oral employment agreement and/or any person holding an executive office with a French Entity and who might be granted Options under French law. An Eligible Individual also means any person who does not own, on the applicable Grant Date, Shares representing more than 10% of the issued share capital of the Company.
3.Grant Date means the date on which the Administrator (a) makes the determination granting the Options to a Participant, (b) determines the number of Options granted to such Participant and (c) the Option Exercise Price.
4.Participant means an Eligible Individual who has been granted Options pursuant to the Plan. French Qualifying Options may only be granted to Eligible Individuals as defined above. Stock Appreciation Rights cannot be granted to Participants resident in France and cannot be substituted to Options granted to a Participant resident in France.
5.Closed Period. As of the date of this Country Schedule France, and according to Article L. 225-197-1 of the French Commercial Code:
(a)If the Shares are listed on any established securities exchange or a national market system, no French Qualifying Option may be granted less than twenty trading days after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.
(b)If the Shares are listed on any established securities exchange or a national market system, French Qualifying Options cannot be granted (i) during the ten trading days preceding and following the date on which the consolidated accounts, quarterly or annual accounts of the Company are published and (ii) during a period (x) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the Company’s stock price and (y) ending at the close of the tenth trading day following the publication of such information.
If the French Commercial Code is amended after adoption of this Country Schedule France to modify the definition and/or applicability of the Closed Periods to French Qualifying Options, such amendments shall become applicable to any Options granted under this Country Schedule France, to the extent required or permitted under French law.
6.Non-transferability of Options. The Options may neither be assigned nor transferred. The Options may nevertheless be transferred to the heirs of the Participant resident in France and exercised by them within a period of six months following the death of such Participant resident in France.
7.The Fair Market Value of a Share shall be determined according to the provisions of the Plan, and for French Qualifying Options subject to the following limitations:
(a)(i) If the Shares are listed on any established securities exchange or a national market system, or (ii) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will in no case be less than eighty per cent (80%) of the average of the closing sales price for a Share as quoted on said securities exchange market during the twenty trading market days prior to the day of the Administrator’s decision to grant the Options. In the case of French Qualifying Options to acquire existing Shares, the Fair Market Value will also not be lower than 80% of the average price of the Shares purchased by the Company for future grants. If the Shares are listed on more than one securities exchange or market, then the Fair Market Value will be determined based on the highest average closing sales price determined on each such securities exchange or market; or
(b)In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator in connection with the price held at the time of the last operation affecting the share capital of the Company, unless otherwise decided by the Board by a well-founded decision, and in consideration of the applicable laws and regulations applicable on this date.
8.Vesting. In the event of Participant’s death prior to the Vesting Date, the Option will fully vest and the underlying Shares shall be issued to his/her heirs, at their request made within 6 months following the Participant’s date of death.
9.Option Exercise Price. The Option Exercise Price shall be determined on the Grant Date of the Options to the Participant resident in France. Any adjustment made to the Exercise Price and/or the number of French Qualifying Options awarded under this Country Schedule France shall not provide more advantages to the Participant than those which would result from any adjustments that would be made in accordance with the provisions of Articles L 225-181 of the French Commercial Code.
10.Change in Control. Notwithstanding Section 3 of the Agreement, in the event of a corporate transaction or a Change in Control as set forth in Section 2.11 of the Plan, adjustments to the terms and conditions of the French Qualifying Options or underlying Shares may be made only in accordance with the Plan and the Nonqualified Stock Option Agreement, in which case such Options might no longer qualify as French Qualifying Options under the French Commercial Code.
11.French Award Recipient’s Account. The Shares issued or delivered to the Participant resident in France pursuant to the exercise of Options shall be recorded in an account in the name of the Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.
12.Disability. Disability means Participant’s inability corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code.
13.Good Reason. With respect to a Participant resident in France who is an Employee, “Good Reason” means termination for alleged economic reasons for dismissal as defined by French law (motif économique de licenciement). For corporate officers (mandataires sociaux), the definition of “Good Reason” shall be the same as that provided in the Agreement, adapted mutatis mutandis to a corporate officer, subject to the condition that the occurrence of the item or items listed therein result from a shareholder decision.
14.Retirement. Retirement means termination of the Participant’s employment contract and/or corporate officer position, by either party, at a time the Participant is entitled to benefit from full pension rights (retraite à taux plein).
15.Privacy. The Company may hold and collect personal information, including the Participant’s name, home address, telephone number, date of birth, Employee tax identification number, employment history and status, salary, nationality, job title and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor (the “Data”).
The processing of the Data by the Company is necessary for the performance of the Agreement and is carried out for the purpose of implementing, managing and administering the Plan. The processing of the Data by the Company is also necessary for compliance and financial reporting purposes so as to allow the Company to comply with legal obligations in this respect, or to pursue legitimate interests.
The Company may transfer the Data to the Company’s Subsidiaries or to other entities to assist the Company in the purposes mentioned above. The Company may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence. Such transfer outside of the European Economic Area is necessary for the performance of the Agreement. Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative.
Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.
The Participant may, at any time, review the Data, and/or require any necessary amendments to it by contacting the Company through the Participant’s local human resources representative. Participant may also issue directives for the purposes of deciding what should happen to his or her Data after his or her death.
NORWAY
The provisions of this Country Schedule for Norway provide additional definitions and conditions for the purpose of granting Options which are intended to be granted to Employees and corporate officers who are resident in Norway for tax, labour or securities law purposes.
Acknowledgment of Nature of Plan and Option. In accepting this Agreement, Participant acknowledges that, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to unvested Options under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s Options.
UNITED KINGDOM
The Agreement together with these UK specific terms form the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All Awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. This Agreement incorporates the terms of the Plan with the exception that in the United Kingdom only Employees of the Company or any Subsidiaries are eligible to be granted Options. Other Eligible Individuals who are not Employees are not eligible to receive Options in the United Kingdom.
1.Tax Indemnity. Participant agrees to indemnify and keep indemnified the Company, any Subsidiary, any Parent and his/her Employer if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance Contributions (or other similar obligations to pay tax and social security wherever in the world arising) that is attributable to (1) the grant or exercise of, or any benefit derived by Participant from, the Option or the Shares which are the subject of the Option, (2) the transfer or issue of Shares to Participant on satisfaction of the Option or any other benefit on exercise of the Option, (3) any restrictions applicable to the Shares held by the Participant ceasing to apply to those shares, or (4) the disposal of any Shares (each of those events referred to as a “Taxable Event”)).
2.Tax Liability. The Option cannot be exercised until Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the exercise of the Option and/or the acquisition of the Shares by the Participant. The Company shall not be required to issue, allot or transfer Shares until Participant has satisfied this obligation.
3.Election. Participant undertakes that, upon request by the Company, he/she will (on or within 14 days of acquiring the Shares) join with his/her Employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for relevant tax purposes, the market value of the Shares acquired on exercise of the Option on any occasion will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.
4.Loan. Participant agrees that if Participant does not pay or his/her Employer or the Company does not withhold from Participant the full amount of any Tax Liability within 90 days after the end of the tax year in which the Taxable Event occurred, or such other period specified in Section 222(1)(c) of ITPEA, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by: (i) withholding the funds from salary, bonus or any other funds due to Participant by the Employer; (ii) withholding in Shares issued upon vesting and exercise of the Option or from the cash proceeds from the sale of Shares; or (iii) demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Shares to Participant unless and until the loan is repaid in full.
Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and the Tax Liability is not collected from or paid by Participant within 90 days of the end of the tax year in which the Taxable Event occurred, the amount of any uncollected Tax Liability may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter.
5.Acknowledgement. Participant acknowledges that neither this UK Option Agreement nor the Plan has been issued, nor has it been approved by, an authorised person within the meaning of the Financial Services and Markets Act 2000 of the United Kingdom and is being directed at the Participant because the offer to which this UK Option Agreement and the Plan relate has been determined as having regard to the Participant’s circumstances as an Employee of the Company or one of its Subsidiaries. This UK Option Agreement is strictly confidential and is not for distribution to, and may not be acted upon by, any other person other than the person to whom it has been specifically addressed.
6.For the purposes of this Agreement and the Plan, the following defined term applies:
(a) “Retirement” means the termination of the Participant’s employment at the age when he or she becomes eligible to receive a state pension in the UK.